EXHIBIT 4.4

Confluent Acquisition Long-Term Performance Plan

1.	Objectives.

The Confluent Acquisition Long-Term Performance Plan (the “Plan”) is designed to attract, motivate and retain selected employees of, and other individuals providing services to, the Company in connection with the Company’s acquisition of Confluent, Inc., a Delaware corporation (“Confluent”). These objectives are accomplished by making long-term incentive and other awards under the Plan, thereby providing Participants with a proprietary interest in the growth and performance of the Company.

2.	Definitions.
(a)	“Award”—The grant of any form of stock option, stock appreciation right, stock or cash award issued under the Plan, whether granted singly, in combination or in tandem, to a Participant pursuant to such terms, conditions, performance requirements, limitations and restrictions as the Committee may establish in order to fulfill the objectives of the Plan.
(b)	“Award Agreement”—An agreement between the Company and a Participant that sets forth the terms, conditions, performance requirements, limitations and restrictions applicable to an Award.
(c)	“Board”—The Board of Directors of International Business Machines Corporation (“IBM”).
(d)	“Business Enterprise”—Any entity that engages or intends to engage in, or owns or controls an interest in any entity that engages in or intends to engage in, competition with, or during the Rescission Period becomes competitive with, any business unit or division of the Company in which the Participant worked at any time during the three (3) year period prior to the termination of the Participant’s employment.
(e)	“Capital Stock” or “stock”—Authorized and issued or unissued Capital Stock of IBM, at such par value as may be established from time to time.
(f)	“Change in Control”— The occurrence of any one or more of the following events:
(i)	any Person, other than (A) any employee plan (or related trust) established by the Company, (B) the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by stockholders of IBM in substantially the same proportions as their ownership of IBM, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of IBM (not including in the securities beneficially owned by such Person any securities acquired directly from IBM other than in connection with the acquisition by the Company of a business) representing 50% or more of the total voting power of the stock of IBM; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii)	a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by IBM’s stockholders, was approved by a vote of at least a majority of the members of the Board immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs pursuant to either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;
(iii)	the consummation of a merger, amalgamation or consolidation of IBM with any other corporation or other entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements; provided that immediately following such transaction the voting securities of IBM outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) 50% or more of the total voting power or total fair market value of IBM’s stock (or, if IBM is not the surviving entity of such merger or consolidation, 50% or more of the total voting power or total fair market value of the stock of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of IBM (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of IBM (not including in the securities beneficially owned by such Person any securities acquired directly from IBM other than in connection with the acquisition by IBM of a business) representing 50% or more of either the then-outstanding shares or the combined voting power or total fair market value of IBM’s then-outstanding voting securities shall not be considered a Change in Control; or
(iv)	the sale or disposition by IBM of all or substantially all of IBM’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from IBM that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of IBM immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of IBM immediately prior to such transaction or series of transactions and (B) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of IBM by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Notwithstanding the foregoing or any provision of any Award Agreement to the

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contrary, for any Award that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of IBM, or in the ownership of a substantial portion of IBM’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of such Change in Control and shall be distributed on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.

(g)	“Code”—The Internal Revenue Code of 1986, as amended from time to time.
(h)	“Committee”—The committee designated by the Board to administer the Plan.
(i)	“Company”—IBM and its affiliates and subsidiaries including subsidiaries of subsidiaries and partnerships and other business ventures in which IBM has an equity interest.
(j)	“Effective Date” —The date on which the Plan is approved by IBM’s stockholders.
(k)	“Engage in or Associate with” includes, without limitation, engagement or association as a sole proprietor, owner, employer, director, partner, principal, joint venturer, associate, employee, member, consultant, or contractor. The phrase also includes engagement or association as a shareholder or investor during the course of a participant’s employment with the Company, and includes beneficial ownership of five percent (5%) or more of any class of outstanding stock of a Business Enterprise or competitor of the Company following the termination of a Participant’s employment with the Company.
(l)	“Exchange Act”—The Securities Exchange Act of 1934, as amended from time to time.
(m)	“Fair Market Value”—The average of the high and low prices of Capital Stock on the New York Stock Exchange for the date in question, provided that, if no sales of Capital Stock were made on said exchange on that date, the average of the high and low prices of Capital Stock as reported for the most recent preceding day on which sales of Capital Stock were made on said exchange.
(n)	“Intrinsic Value”—With respect to a stock option or SAR, (i) the excess, if any, of the price or implied price per share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of shares covered by such Award.
(o)	“Participant”—An individual to whom an Award has been made under the Plan. Awards may be made to any individual who was not an employee of the Company as of the closing of the Company’s acquisition of Confluent. However, incentive stock options may be granted only to individuals who are employed by IBM or by a subsidiary corporation (within the meaning of Section 424(f) of the Code) of IBM, including a subsidiary that becomes such after the adoption of the Plan.
(p)	“Person”—has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as amended from time to time, and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
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3.	Capital Stock Available for Awards.

Subject to adjustment as provided in Section 16, the number of shares that may be issued under the Plan for Awards granted wholly or partly in stock during the term of the Plan shall be 5,140,000. Shares covered by Awards that either wholly or in part are not earned, or that expire or are forfeited, terminated, canceled, settled in cash, payable solely in cash or exchanged for other awards, shall be available for future issuance under Awards. Shares of Capital Stock may be made available from the authorized but unissued shares of IBM or from shares held in IBM’s treasury and not reserved for some other purpose. For purposes of determining the number of shares of Capital Stock issued under the Plan, no shares shall be deemed issued until they are actually delivered to a Participant, or such other person in accordance with Section 12. Notwithstanding the foregoing, the following shares of Capital Stock shall not again become available for Awards or increase the number of shares available for grant under this Section: (1) shares of Capital Stock tendered by the Participant or withheld by IBM in payment of the purchase price of an Option or SAR, (2) shares of Capital Stock tendered by the Participant or withheld by IBM to satisfy any tax withholding obligation under the Plan, (3) shares of Capital Stock repurchased by IBM with proceeds received from the exercise of an Option, and (4) shares of Capital Stock subject to a SAR that are not issued in connection with the stock settlement of that SAR upon its exercise.

4.	Administration.

The Plan shall be administered by the Committee, which shall have full power to select Participants, to interpret the Plan, to grant waivers of Award restrictions, to continue, accelerate or suspend exercisability, vesting or payment of an Award and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper. These powers include, but are not limited to, the adoption of modifications, amendments, procedures, subplans and the like as necessary to comply with provisions of the laws and regulations of the countries in which the Company operates in order to assure the viability of Awards granted under the Plan and to enable Participants regardless of where employed to receive advantages and benefits under the Plan and such laws and regulations.

5.	Delegation of Authority.

The Committee may delegate to officers of the Company its duties, power and authority under the Plan pursuant to such conditions or limitations as the Committee may establish, except that only the Committee or the Board may select, and grant Awards to, Participants who are subject to Section 16 of the Exchange Act.

6.	Awards.

The Committee shall determine the type or types of Award(s) to be made to each Participant and shall set forth in the related Award Agreement the terms, conditions, performance requirements, and limitations applicable to each Award. Awards may include but are not limited to those listed in this Section 6. Awards may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement or payment of, or as alternatives to, grants, rights or compensation earned under any other plan of the Company, including the plan of any acquired entity.

(a)	Stock Option—A grant of a right to purchase a specified number of shares of Capital Stock the exercise price of which shall be not less than 100% of Fair Market Value on the date of grant of such right, as determined by the Committee, provided that, in the case of a
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stock option granted retroactively in tandem with or as substitution for another award granted under any plan of the Company, the exercise price may be the same as the purchase or designated price of such other award. A stock option may be in the form of an incentive stock option (“ISO”) which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with section 422 of the Code. The number of shares of stock that shall be available for issuance under ISOs granted under the Plan is limited to 5,140,000. The term of any stock option granted under the Plan shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such stock option. No grant of stock options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such stock options.

(b)	Stock Appreciation Right—A right to receive a payment, in cash and/or Capital Stock, equal in value to the excess of the Fair Market Value of a specified number of shares of Capital Stock on the date the stock appreciation right (“SAR”) is exercised over the grant price of the SAR, which shall not be less than 100% of the Fair Market Value on the date of grant of such SAR, as determined by the Committee, provided that, in the case of a SAR granted retroactively in tandem with or as substitution for another award granted under any plan of the Company, the grant price may be the same as the exercise or designated price of such other award. The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR. No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs.
(c)	Stock Award—An Award made in stock and denominated in units of stock. All or part of any stock award may be subject to conditions established by the Committee, and set forth in the Award Agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, performance goals, increases in specified indices, attaining growth rates, and other comparable measurements of Company performance. An Award made in stock or denominated in units of stock that is subject to restrictions on transfer and/or forfeiture provisions may be referred to as an Award of “Restricted Stock,” “Restricted Stock Units” (“RSU”), or “Performance Share Units” (“PSU”).
(i)	Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to Awards of Restricted Stock, including the right to vote such shares of Restricted Stock and the right to receive dividends or distributions. The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends or other distributions paid on Awards of Restricted Stock prior to vesting be paid either in cash or in additional Shares and that such dividends or other distributions may be reinvested in additional Shares; provided that no dividends shall be paid to a Participant in respect of Awards of Restricted Stock unless and until and to the extent such Restricted Stock becomes vested.
(ii)	Awards of RSUs or PSUs will not accumulate dividend equivalents or other distributions unless otherwise determined by the Committee. If the Committee determines that such dividend equivalents or other distributions will accumulate, then no dividend equivalents or other distributions shall be paid to Participants in respect of Awards of RSUs or PSUs prior to vesting or settlement, as applicable.
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(d)	Cash Award—An Award denominated in cash with the eventual payment amount subject to future service and such other restrictions and conditions as may be established by the Committee, and as set forth in the Award Agreement, including, but not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attaining growth rates, and other comparable measurements of Company performance.
7.	Payment of Awards.

Payment of Awards may be made in the form of cash, stock or combinations thereof and may include such restrictions as the Committee shall determine. Further, with Committee approval, payments may be deferred, either in the form of installments or as a future lump-sum payment, in accordance with such procedures as may be established from time to time by the Committee.

Any deferred payment, whether elected by the Participant or specified by the Award Agreement or the Committee, may require the payment to be forfeited in accordance with the provisions of Section 15. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payments denominated in stock or units of stock. At the discretion of the Committee, and subject to the provisions of Section 19, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type. Any deferred payment must comply with the provisions of Section 19.

8.	Minimum Vesting Requirements.

Notwithstanding anything to the contrary herein, an Award shall vest over a period of not less than one year following the date of grant (the “Minimum Vesting Requirements”); provided that the Minimum Vesting Requirements shall not apply in the event of a Participant’s death or disability and the Committee may grant Awards that are not subject to the Minimum Vesting Requirements in respect of 5% or fewer of the number of shares reserved for issuance under the Plan.

9.	[Reserved.]
10.	Stock Option Exercise.

The price at which shares of Capital Stock may be purchased under a stock option shall be paid in full in cash at the time of the exercise or, if permitted by the Committee, by means of tendering Capital Stock or surrendering another Award or any combination thereof.

The Committee shall determine acceptable methods of tendering Capital Stock or other Awards and may impose such conditions on the use of Capital Stock or other Awards to exercise a stock option as it deems appropriate.

11.	Tax Withholding.

Prior to the payment or settlement of any Award, or at the time there is no substantial risk of forfeiture with respect to an Award, the Participant must pay, or make arrangements acceptable to the Company for the payment of, any and all federal, state and local tax withholding that in the opinion of the Company is required by law. The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards,

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other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Committee in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10.

12.	Transferability.

No Award shall be transferable or assignable, or payable to or exercisable by, anyone other than the Participant to whom it was granted, except (i) by law, will or the laws of descent and distribution, or (ii) as a result of the disability of a Participant.

Notwithstanding the foregoing, in no event shall ISOs be transferable or assignable other than by will or by the laws of descent and distribution.

13.	Amendment, Modification, Suspension or Discontinuance of the Plan.
(a)	Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) stockholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the shares are principally quoted or traded or (ii) subject to Section 16, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Sections 15 and 18. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary or desirable to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.
(b)	In the event of IBM’s dissolution or liquidation, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.
(c)	The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted (including by substituting another Award of the same or a different type), prospectively or retroactively, without the consent of any relevant Participant or beneficiary thereof; provided that, subject to Section 15, no such action shall materially adversely affect the rights of any affected Participant or beneficiary thereof theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan or Award to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with
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Sections 15 and 18. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 16) affecting IBM, or IBM’s financial statements, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d)	Except as provided in Section 16, the Committee may not, without stockholder approval, seek to effect any re-pricing of any previously granted “underwater” stock option, SAR or similar Award by: (i) amending or modifying the terms of the stock option, SAR or similar Award to lower the exercise price; (ii) cancelling the underwater stock option, SAR or similar Award and granting either (A) replacement stock options, SARs or similar Awards having a lower exercise price or (B) Restricted Shares, RSUs, PSUs, or other Awards in exchange; (iii) cancelling or repurchasing the underwater stock option, SARs or similar Awards for cash or other securities. A stock option, SAR or similar Award will be deemed to be “underwater” at any time when the Fair Market Value of the shares covered by such Award is less than the exercise price of the Award; or (iv) taking any other action under the Plan that constitutes a “repricing” within the meaning of the applicable regulations of any stock exchange on which IBM is listed.
14.	Termination of Employment.

If the employment of a Participant terminates, other than as a result of the death or disability of a Participant, all unexercised, deferred and unpaid Awards shall be canceled immediately, unless the Award Agreement provides otherwise.

15.	Cancellation and Rescission of Awards.
(a)	Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan, or if the Participant engages in any “Detrimental Activity.” For purposes of this Section 15, “Detrimental Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) acceptance of an offer to Engage in or Associate with any business which is or becomes competitive with the Company; (iii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material, as defined in the Company’s Agreement Regarding Confidential Information and Intellectual Property, relating to the business of the Company, acquired by the Participant either during or after employment with the Company; (iv) the failure or refusal to disclose promptly and to assign to the Company, pursuant to the Company’s Agreement Regarding Confidential Information and Intellectual Property, all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company, relating in any manner to the actual or anticipated business, research or development work of the Company or the failure or refusal to do anything reasonably necessary to enable the Company to secure a patent where appropriate in the United States and in other countries;
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(v) activity that results in termination of the Participant’s employment for cause; (vi) a violation of any rules, policies, procedures or guidelines of the Company, including but not limited to the Company’s Business Conduct Guidelines; (vii) any attempt directly or indirectly to induce any employee of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company; (viii) the Participant being convicted of, or entering a guilty plea with respect to, a crime, whether or not connected with the Company; or (ix) any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of the Company.

(b)	Upon exercise, payment or delivery pursuant to an Award, the Participant shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan. In the event a Participant fails to comply with the provisions of paragraphs (a)(i)- (ix) of this Section 15 prior to, or during the Rescission Period, then any exercise, payment or delivery may be rescinded within two years after such exercise, payment or delivery. In the event of any such rescission, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such gain any amount owed to the Participant by the Company. As used herein, Rescission Period shall mean that period of time established by the Committee which shall not be less than six months after any exercise, payment or delivery pursuant to an Award.
16.	Adjustments.

In the event that the Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of shares or other securities of IBM, issuance of warrants or other rights to acquire shares or other securities of IBM, issuance of shares pursuant to the anti-dilution provisions of securities of IBM, or other similar corporate transaction or event affecting the shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to Section 19 of the Plan and applicable law, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash), any or all of:

(a)	the number and type of shares (or other securities) which thereafter may be made the subject of Awards;
(b)	the number and type of shares (or other securities) subject to outstanding Awards;
(c)	the grant, acquisition, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and
(d)	the terms and conditions of any outstanding Awards, including any performance criteria; provided, however, that except as otherwise provided in an Award Agreement, the number of shares subject to any Award denominated in shares shall always be a whole number.
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17.	Effect of a Change in Control on Awards.

In the event of a Change in Control, the following provisions will apply, subject to Section 19, and unless otherwise provided in the applicable Award Agreement or unless otherwise expressly provided by the Committee at the time of grant of an Award:

(a)	Awards may be continued or assumed by IBM (if it is the surviving corporation) or by the successor or surviving entity or its parent;
(b)	Awards may be substituted or replaced by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto); or
(c)	If Awards are not continued or assumed by IBM (if it is the surviving corporation) or by the successor or surviving entity or its parent or substituted or replaced by the successor or surviving entity or its parent, Awards will be canceled in consideration of a payment, subject to the following: (i) such payment shall be made in cash, securities, rights and/or other property; (ii) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of a stock option or SAR, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of a stock option or SAR is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any stock option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); (iii) performance goals with respect to Awards subject to performance criteria (including PSUs) will be deemed achieved at a minimum of 100% of the target level upon the Change in Control; and (iv) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code.
18.	“Clawback” of Awards.

Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to the International Business Machines Corporation Executive Officer Compensation Recovery Policy and any other compensation recoupment policy adopted by the Company from time to time or as otherwise required by the listing standards of any national securities exchange or association on which IBM’s securities are listed or by applicable law (the “Clawback Policies”). Any Awards granted to the Participant or any shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of shares underlying such Awards shall, if applicable, be subject to reduction, cancellation, recovery, recoupment, forfeiture or other action pursuant to and as, to the extent, required by or determined under the Clawback Policies.

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19.	Section 409A of the Code.

With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

20.	Data Privacy.

In connection with the Plan, the Company may need to process personal data provided by the Participant to the Company, any affiliate, third-party service providers or others acting on the Company’s behalf. Examples of such personal data may include, without limitation, the Participant’s name, account information, social security number, tax number and contact information. The Company may process such personal data in its legitimate business interests for all purposes relating to the operation and performance of the Plan, including but not limited to: (a) administering and maintaining Participant records; (b) providing the services described in the Plan; (c) providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which such Participant works; and (d) responding to public authorities, court orders, legal investigations and complying with the law, as applicable.

The Company may share the Participant’s personal data with its affiliates, trustees of any employee benefit trust, registrars, brokers, third-party administrators of the Plan, third-party service providers acting on the Company’s behalf to provide the services described above or regulators and others, as required by law.

If necessary, the Company may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made in compliance with applicable law.

The Company will keep personal data collected in connection with the Plan for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements.

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A Participant may have a right under applicable law to (i) request access to, and rectification of or erasure of the personal data provided, (ii) request the restriction of the processing of his or her personal data, (iii) object to the processing of his or her personal data, (iv) receive the personal data provided to the Company and transmit such data to another party, and/or (v) to lodge a complaint with a supervisory authority.

21.	Miscellaneous.
(a)	Any notice to the Company required by any of the provisions of the Plan shall be addressed to the chief human resources officer of IBM in writing, and shall become effective when it is received.
(b)	The Plan shall be unfunded and the Company shall not be required to establish any special account or fund or to otherwise segregate or encumber assets to ensure payment of any Award.
(c)	Nothing contained in the Plan shall prevent the Company from adopting other or additional compensation arrangements or plans, subject to shareholder approval if such approval is required, and such arrangements or plans may be either generally applicable or applicable only in specific cases.
(d)	No Participant shall have any claim or right to be granted an Award under the Plan and nothing contained in the Plan shall be deemed or be construed to give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time without regard to the effect such discharge may have upon the Participant under the Plan. Except to the extent otherwise provided in any plan or in an Award Agreement, no Award under the Plan shall be deemed compensation for purposes of computing benefits or contributions under any other plan of the Company.
(e)	The Plan and each Award Agreement shall be governed by the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York, County of Westchester, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.
(f)	In the event that a Participant or the Company brings an action to enforce the terms of the Plan or any Award Agreement and the Company prevails, the Participant shall pay all costs and expenses incurred by the Company in connection with that action, including reasonable attorneys’ fees, and all further costs and fees, including reasonable attorneys’ fees incurred by the Company in connection with collection.
(g)	The Committee and any officers to whom it may delegate authority under Section 5 shall have full power and authority to interpret the Plan and to make any determinations thereunder, including determinations under Sections 15 and 18, and the Committee’s or such officer’s determinations shall be binding and conclusive. Determinations made by the Committee or any such officer under the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.
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(h)	If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.
(i)	The Plan shall become effective on the date it is approved by the Board. Awards may be granted under the Plan at any time and from time to time on or prior to March 19, 2031 on which date the Plan will expire except as to Awards then outstanding under the Plan.

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